PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009 Contact: Robin Easton (425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces First Quarter Revenues and Earnings

New DAF, Kenworth and Peterbilt Trucks Launched

April 23, 2013, Bellevue, Washington – “PACCAR reported good revenues and net income for the first quarter of 2013,” said Mark Pigott, chairman and chief executive officer. “PACCAR’s truck segment results compared to last year reflect a decline in industry truck sales in North America due to slower economic growth. PACCAR generated steady aftermarket parts and service business and strong PACCAR Financial Services performance. I am very proud of our 21,700 employees who have delivered industry leading products and services to our customers worldwide.”

PACCAR earned $236.1 million ($.67 per diluted share) for the first quarter of 2013 compared to $327.3 million ($.91 per diluted share) in the first quarter last year. First quarter 2013 net sales and financial services revenues were $3.92 billion compared to $4.78 billion reported for the first quarter of 2012.

“PACCAR’s strong balance sheet and positive cash flow have enabled the company to invest over $1.5 billion in new products and services in the last two years. PACCAR recently launched the new DAF CF Euro 6 and LF Euro 6, the Kenworth T880 and the Peterbilt Model 567 trucks. These new vehicles complement the new DAF XF Euro 6, the Kenworth T680 and the Peterbilt Model 579 trucks launched in 2012. PACCAR’s range of advanced, fuel-efficient engines has also expanded with the recent launch of the PACCAR MX-11 engine. These new products will contribute to the company’s long-term growth,” added Pigott. PACCAR achieved a record 16.0 percent share of the above 16-tonne market in Europe and a record 30.6 percent share of the Class 8 North American truck market in 2012.

New Peterbilt Model 579, Kenworth T680 and DAF XF Euro 6 Trucks

Highlights – First Quarter 2013

Highlights of PACCAR’s results during the first quarter of 2013 include:

•	Consolidated sales and revenues of $3.92 billion.

•	Net income of $236.1 million.

•	Manufacturing cash and marketable securities of $2.38 billion.

•	Cash generated from operations of $384.0 million.

•	Financial Services pretax income of $80.1 million.

•	Research and development expenses of $72.1 million.

•	Capital investments of $97.1 million.

•	Record shareholders’ equity of $5.95 billion.

Global Truck Markets

“DAF continues to be the market share leader in the European tractor market and has the second highest market share in the above 16-tonne segment in Europe. Customers recognize DAF’s product quality leadership, low operating costs and excellent resale value,” said Harrie Schippers, DAF president. “DAF’s range of industry leading vehicles has been enhanced by the launch of the new DAF XF, CF and LF Euro 6 vehicles. It is estimated that industry sales in the above 16-tonne truck market in Europe this year will be in the range of 210,000-235,000 units compared to 222,000 units last year.”

“Class 8 industry retail sales for the U.S. and Canada in 2013 are expected to be in a range of 210,000-240,000 vehicles, compared to the 225,000 vehicles sold in 2012, driven primarily by the ongoing replacement of the aging truck population, and projected economic growth in the second half,” said Dan Sobic, PACCAR executive vice president. “The truck market should benefit from improvements in job growth and auto production, as well as increased housing starts and construction activity. Annual replacement demand for the U.S. and Canadian truck market is estimated to be approximately 225,000 units,” added Sobic.

Kenworth T880 and Peterbilt Model 567 Launched

Kenworth and Peterbilt launched their new range of vocational vehicles at the Mid-America truck show held in Louisville, Kentucky, last month. “The new Kenworth T880 and Peterbilt Model 567 trucks expand PACCAR’s offering in the construction market and complement the Kenworth T680 and Peterbilt Model 579 vehicles that were launched in 2012 for the on-highway markets,” said Bob Christensen, PACCAR executive vice president and chief financial officer. The Kenworth T880 and Peterbilt Model 567 are focused on the construction, utility and refuse markets. These lightweight vehicles utilize a new 2.1 meter-wide stamped aluminum cab and deliver excellent durability and reliability in vocational markets.

New Peterbilt Model 567 and Kenworth T880 Trucks

South American Expansion Update

PACCAR continued construction of its new 300,000-square-foot DAF assembly facility in Ponta Grossa, Brasil. “Brasil is a major truck market with industry sales above six tonnes expected to increase in 2013 to over 140,000 units. The DAF vehicle range offers superior quality, low operating costs, excellent driveability and maneuverability, and the PACCAR MX-13 engine,” said Marco Davila, DAF Brasil president. “The production of DAF trucks in Brasil in late 2013 is an exciting development which will add to PACCAR’s sales in South America.”

DAF Launches New CF and LF Euro 6 Models

DAF Trucks launched the new, versatile CF and LF Euro 6 truck models at the Commercial Vehicle Show in Birmingham, the United Kingdom, earlier this month. The DAF CF Euro 6 has been developed for a wide number of applications, ranging from regional transportation to heavy construction. The DAF LF Euro 6 is designed for distribution and urban delivery. “The launch of the new DAF CF and LF vehicles and the introduction of the new DAF XF model last year, provide a complete range of exciting DAF Euro 6 vehicles,” shared Harrie Schippers, DAF president.

DAF’s New CF and LF Euro 6 Trucks

New PACCAR MX-11 Engine Introduced

PACCAR is expanding its range of PACCAR engines with the introduction of the new PACCAR MX-11 engine, with an output of up to 440 hp and torque of 1,550 lb-ft. It is scheduled to be available in the new DAF CF and XF Euro 6 models in the fall of 2013. “The new PACCAR MX-11 engine is compact, lightweight and provides a quiet operating environment for the driver, while delivering optimum fuel efficiency, excellent performance and reliability,” said Ron Borsboom, DAF chief engineer. The PACCAR MX-11 engine is planned to be available in Kenworth and Peterbilt trucks in 2015.

New PACCAR MX-11 Engine

“PACCAR has installed over 35,000 MX-13 engines in Kenworth and Peterbilt trucks in North America since the start of production in mid-2010. The PACCAR MX-13 engine for 2013 includes a new high-pressure common rail fuel injection system, enhanced on-board diagnostics and an expanded rating of 500 hp and 1850 lb-ft of torque,” said Craig Brewster, PACCAR vice president. “In the first quarter of 2013, the PACCAR MX-13 engine was installed in 29 percent of Kenworth and Peterbilt heavy-duty trucks.”

Capital Investments, Product Development and Industry Recognition

PACCAR’s excellent long-term profits, strong balance sheet, and intense focus on quality, technology and productivity have enabled the company to invest $5.4 billion in capital projects, innovative products and new technologies during the past decade. Manufacturing capacity expansion of over 15 percent in the last five years and annual productivity improvements have enhanced the capability of the company’s manufacturing and parts facilities. Capital investments of $400-$500 million and R&D expenses of $250-$275 million are targeted in 2013 for new products and increased manufacturing capacity.

PACCAR is enhancing its global network of 15 parts distribution centers (PDCs). In March, PACCAR opened a new $30 million, 280,000-square-foot PDC in Eindhoven, the Netherlands. The PDC in Lancaster, Pennsylvania, doubled in size with the addition of 60,000 square feet. PACCAR’s new Brasil PDC will open later in 2013 in Ponta Grossa, Brasil, supporting the launch of DAF trucks.

PACCAR’s New Parts Distribution Center in Eindhoven, the Netherlands

The American Truck Dealers (ATD) honored the Kenworth T680, with the PACCAR MX-13 engine, as the “2013 ATD Heavy-Duty Commercial Truck of the Year.” “Kenworth is very pleased to be recognized as the 2013 ATD Heavy-Duty Truck of the Year,” said Gary Moore, Kenworth general manager and PACCAR vice president. “The Kenworth T680 establishes a new standard of excellence in the industry with its superior fuel efficiency, exceptional aerodynamic styling and premium automotive interior.”

Kenworth T680 – ATD Heavy-Duty Commercial Truck of the Year 2013

Financial Services Companies Achieve Strong Results

PACCAR Financial Services (PFS) has a portfolio of 153,000 trucks and trailers, with total assets of $10.73 billion. PACCAR Leasing, a major full-service truck leasing company in North America and Europe with a fleet of 34,000 vehicles, is included in this segment. PFS’s first quarter 2013 pretax income was $80.1 million compared to the $71.3 million earned in the first quarter of 2012. First quarter 2013 revenues were $293.1 million compared to $261.4 million in 2012. “During the first quarter of 2013, profit increased due to growth in portfolio balances and lower borrowing costs,” said Bob Bengston, PACCAR vice president. “Dealers and customers appreciate PFS’s commitment to providing technology solutions, excellent customer service and dedicated support of the transportation industry in all phases of the business cycle.”

“PACCAR’s excellent balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive financing to Kenworth, Peterbilt and DAF dealers and customers in 23 countries on four continents,” said Todd Hubbard, PACCAR Financial Corp. president. “A growing asset base and excellent portfolio performance are generating improved earnings.”

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology, and distributes truck parts related to its principal business. PACCAR shares are traded on the Nasdaq Global Select market, symbol PCAR, and its homepage is www.paccar.com.

PACCAR will hold a conference call with securities analysts to discuss first quarter earnings on April 23, 2013, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through April 30, 2013.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended March 31
	2013	2012
Truck, Parts and Other:
Net sales and revenues	$3,631.2	$4,514.7
Cost of sales and revenues	3,189.3	3,919.9
Research and development	72.1	72.3
Selling, general and administrative	117.7	125.8
Interest and other expense (income), net	1.5	(2.1)

Truck, Parts and Other Income Before Income Taxes	250.6	398.8

Financial Services:
Revenues	293.1	261.4
Interest and other	183.0	158.5
Selling, general and administrative	23.5	24.1
Provision for losses on receivables	6.5	7.5

Financial Services Income Before Income Taxes	80.1	71.3
Investment income	6.5	8.9

Total Income Before Income Taxes	337.2	479.0
Income taxes	101.1	151.7

Net Income	$236.1	$327.3

Net Income Per Share:
Basic	$.67	$.92

Diluted	$.67	$.91

Weighted Average Shares Outstanding:
Basic	354.0	357.0

Diluted	354.8	357.8

Dividends declared per share	$.20	$.18

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	March 31 2013	December 31 2012
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$2,379.8	$2,395.9
Trade and other receivables, net	1,096.0	902.1
Inventories	818.2	782.4
Property, plant, and equipment, net	2,333.4	2,312.9
Equipment on operating lease and other	1,478.4	1,439.0
Financial Services Assets	10,728.3	10,795.5

	$18,834.1	$18,627.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$3,829.0	$3,651.3
Current portion of long-term debt	150.0
Long-term debt		150.0
Financial Services Liabilities	8,907.2	8,979.6
STOCKHOLDERS’ EQUITY	5,947.9	5,846.9

	$18,834.1	$18,627.8

Common Shares Outstanding	353.7	353.4

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

	Three Months Ended March 31
	2013	2012
OPERATING ACTIVITIES:
Net income	$236.1	$327.3
Depreciation and amortization:
Property, plant and equipment	45.0	48.6
Equipment on operating leases and other	139.7	122.0
Net increase in wholesale receivables on new trucks	(14.4)	(257.7)
Net decrease (increase) in sales-type finance leases and dealer direct loans on new trucks	14.9	(16.4)
All other operating activities	(37.3)	(97.5)

Net Cash Provided by Operating Activities	384.0	126.3

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(138.4)	(70.7)
Acquisition of equipment for operating leases	(251.5)	(229.3)
Net increase in financial services receivables	(15.4)	(126.9)
Net increase in marketable securities	(19.0)	(26.3)
All other investing activities	82.8	88.1

Net Cash Used in Investing Activities	(341.5)	(365.1)

FINANCING ACTIVITIES:
Cash dividends paid	(70.7)	(314.4)
Purchase of treasury stock		(15.6)
Stock compensation transactions	7.6	4.9
Net increase in debt	25.7	347.5

Net Cash (Used in) Provided by Financing Activities	(37.4)	22.4
Effect of exchange rate changes on cash	(16.1)	32.8

Net Decrease in Cash and Cash Equivalents	(11.0)	(183.6)
Cash and cash equivalents at beginning of period	1,272.4	2,106.7

Cash and cash equivalents at end of period	$1,261.4	$1,923.1

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended March 31
	2013	2012
Sales and Revenues:
Truck	$2,933.3	$3,794.4
Parts	667.4	680.4
Financial Services	293.1	261.4
Other	30.5	39.9

	$3,924.3	$4,776.1

Pretax Profit:
Truck	$165.0	$300.3
Parts	95.3	101.6
Financial Services	80.1	71.3
Investment Income and Other	(3.2)	5.8

	$337.2	$479.0

GEOGRAPHIC REVENUE

	Three Months Ended March 31
	2013	2012
United States and Canada	$2,184.8	$2,930.0
Europe	1,122.0	1,110.6
Other	617.5	735.5

	$3,924.3	$4,776.1